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                                                             Exhibit 12

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           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)


                                                    Six Months Ended
                                                        June 30,
                                                   1999          1998
                                                 (dollars in thousands)
Earnings:
  Income before provision for income
    taxes                                        $172,859      $149,453
  Interest expense                                271,874       241,071
  Implicit interest in rents                        7,718         5,712

Total earnings                                   $452,451      $396,236


Fixed charges:
  Interest expense                               $271,874      $241,071
  Implicit interest in rents                        7,718         5,712

Total fixed charges                              $279,592      $246,783


Ratio of earnings to fixed charges                   1.62          1.61
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